Schedule A
to the Shareholder Servicing Plan

(as amended on September 19, 2013 to add Orinda Income Opportunities Fund – Class D)

Series or Fund and Class of Advisors Series Trust	Shareholder Servicing Plan Fee as a % of Average Daily Net Assets
Orinda SkyView Multi-Manager Hedged Equity Fund
Class A	0.13%
Class I	0.07%
Orinda SkyView Macro Opportunities Fund
Class A	0.15%
Class I	0.10%
Orinda Income Opportunities Fund
Class A	0.15%
Class I	0.10%
Class D	0.15%

ADVISORS SERIES TRUST
on behalf of the Funds listed on Schedule A

By:           /s/ Douglas G. Hess
Name:           Douglas G. Hess
Title:             President